EXHIBIT 23(N)(2)

                                  FORWARD FUNDS
               ON BEHALF OF FORWARD EMERALD BANKING & FINANCE FUND
                               MULTIPLE CLASS PLAN

This Multiple Class Plan (the "Plan") has been adopted by a majority of the Board of Trustees of Forward Funds (the "Trust"), on behalf of its series Forward Emerald Banking & Finance Fund (the "Fund"). The Board has determined that the Plan is in the best interests of each class and the Fund as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares for the Fund.

1. The Fund shall offer two classes of shares, to be known as Forward Emerald Banking & Finance Fund - Class A Shares and Forward Emerald Banking & Finance Fund - Class C Shares.

2. Class A Shares shall carry a front-end sales charge ranging from 0% - 4.75%, and Class C Shares shall carry no front-end sales charge.

3. Class A Shares shall not be subject to a contingent deferred sales charge ("CDSC').

4. Class C Shares redeemed within 12 months of their purchase shall be assessed a CDSC of 1.00% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC may be waived in certain circumstances as described in the Fund's prospectus.

5. The Rule 12b-l Plan associated with Class A shares may be used to reimburse the Trust's principal underwriter (the "Distributor") or others for expenses incurred in the promotion and distribution of the Class A Shares. Such expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of the Distributor's overhead expenses attributable to the distribution of Class A Shares, as well as any distribution or service fees paid to securities dealers or their firms or others who have executed a servicing agreement with the Fund for the Class A Shares, the Distributor or its affiliates. The Rule 12b-l Plan associated with Class C Shares has two components. The first component is a shareholder servicing fee, to be paid to broker-dealers, banks, trust companies and others who will provide personal assistance to shareholders in servicing their accounts. The second component is an asset-based sales charge to be paid to dealers or retained by the Distributor to be used in the promotion and distribution of Class C Shares, in a manner similar to that described above for (Class A Shares). The Plans shall operate in accordance with Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

6. The only difference in expenses as between Class A Shares and Class C Shares shall relate to differences in the Rule l2b-1 plan expenses of each class, as described in each class' Rule 12b-1 Plan.

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7.       There shall be no conversion features associated with the Class A
         Shares and Class C Shares.

8. Shares of either Class may be exchanged for shares of another investment company within the Forward Funds family of mutual funds according to the terms and conditions stated in each fund's prospectus, as it may be amended from time to time, to the extent permitted by the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations adopted thereunder.

9. Each Class will vote separately with respect to the Rule l2b-1 Plan related to that Class.

10. On an ongoing basis, the trustees pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the two classes of shares. The trustees, including a majority of the independent trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Forward Management, LLC. and the Distributor shall be responsible for alerting the Board to any material conflicts that arise.

11. All material amendments to this Plan must be approved b a majority of the trustees of the Fund, including a majority of the trustees who are not interested persons of the Fund.


Adopted _______________, 2005






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